Exhibit 99.1

West Bancorporation, Inc. Employee
Savings and Stock Ownership Plan

Financial Report

December 31, 2008

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Contents

Report of Independent Registered Public Accounting Firm	1

Financial Statements
Statements of Net Assets Available for Benefits, December 31, 2008 and 2007	2
Statement of Changes in Net Assets Available for Benefits, Year Ended December 31, 2008	3
Notes to Financial Statements	4 - 8

Supplemental Schedule
Schedule H - Part IV, Line 4i - Schedule of Assets (Held at End of Year), December 31, 2008	9

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

Report of Independent Registered Public Accounting Firm

To the Administrative Committee and Participants
West Bancorporation, Inc. Employee Savings and Stock Ownership Plan
West Des Moines, Iowa

We have audited the accompanying statements of net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008.  These financial statements are the responsibility of the Plan's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) as of December 31, 2008 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
June 24, 2009

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statements of Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007

ASSETS

Investments, at fair value	$11,807,180	$16,137,592

Receivables, employer contributions	318,892	435,177

Total assets	12,126,072	16,572,769

LIABILITIES	-	-

Net assets available for benefits, at fair value	12,126,072	16,572,769

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	54,694	-

NET ASSETS AVAILABLE FOR BENEFITS	$12,180,766	$16,572,769

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2008

Additions to net assets attributed to:
Investment income:
Dividends		$169,297

Contributions:
Employer	$674,967
Participants	810,470
Amounts rolled over from other plans	28,119	1,513,556

Total additions		1,682,853

Deductions from net assets attributed to:
Net depreciation in fair value of investments		3,953,371
Benefits paid to participants		2,121,450
Other		35

Total deductions		6,074,856

Net decrease		(4,392,003)

Net assets available for benefits:
Beginning of year		16,572,769

End of year		$12,180,766

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 1.	Plan Description

The following description of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (the Plan) provides only general information.  Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General and eligibility:  The Plan is a defined contribution plan covering all eligible employees of West Bancorporation, Inc. and subsidiaries (the Company).  Employees of the Company are eligible to participate in the Plan upon completing three months of service and attaining age 21.  Employees are entitled to employer contributions on the first day of the quarter following the employee becoming eligible to participate.  Participants are entitled to discretionary profit sharing contributions if actively employed on the last day of the Plan year, have attained the age of 21, have been employed one year, and completed 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and investment options:  Each year, participants may contribute up to 100% of pretax annual compensation as defined by the Plan, subject to qualified limitations.  Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans.  The Company, at its sole discretion, can provide matching and profit sharing contributions in amounts determined annually by the Company.  The amounts contributed by the participants and the Company are deposited into one or more of 19 investment options at the participant’s discretion.  Participants may change their allocation on a daily basis and may change the amount contributed on a quarterly basis.

Participant accounts:  Each participant’s account is credited with the participant’s contribution and an allocation of (a) the Company matching contribution, (b) the Company discretionary contribution, and (c) Plan earnings (losses).  Allocations are based on participant earnings or account balances, as defined.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting:  Participants are immediately vested in their contributions plus actual earnings (losses) thereon.  Prior to 2007, vesting in the Company’s matching contributions or discretionary contributions was based on years of completed service.  Vesting began after one year of service and a participant became 100% vested after six years of service.   Beginning January 1, 2007, vesting in the Company’s matching contribution is immediate.

Payment of benefits:  Participants (or the beneficiary, if the participant is deceased) will be eligible to receive their benefit on the earlier of attaining the age of 59 ½, retirement, death, disability, or termination due to any other reason.  If the benefit is less than $5,000, the participant receives the vested benefit in a lump sum amount.  If the benefit is greater than $5,000, the participant may elect to receive the benefit as a lump sum or in installment payments.

Forfeited accounts:  Forfeitures from nonvested accounts reduce employer contributions.  During the year ended December 31, 2008, forfeitures from nonvested account balances reduced employer contributions by approximately $21,400.  As of December 31, 2008, forfeited nonvested accounts totaled approximately $1,100 and will be used to reduce future employer contributions.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 2.	Significant Accounting Policies

Basis of accounting:  The financial statements of the Plan are prepared under the accrual method of accounting.

Valuation of investments and income recognition:  Investments are stated at fair value.  Shares of registered investment companies (mutual funds) are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end.  The fair value of the Plan’s investment in the Company’s common stock is based on the quoted market price.  Investments in common/collective trusts and pooled separate accounts are reported at the value reported to the Plan by the insurance company, which represents the approximate fair value of the underlying investments comprising the trusts or accounts.  The Principal Stable Value Fund is comprised of investment contracts valued at contract value.  Contract value is the relevant measurement attribute for that portion of the net assets of a collective trust attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the underlying defined-contribution plans.  As required by the Financial Accounting Standards Board (FASB), Staff Position AAG INV-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Audit Guide and Defined-Contribution Health and Welfare and Pension Plans (FAS AAG INV-1), the accompanying portfolio of investments reflects both the fair value as well as the adjustment to contract value for each investment contract deemed fully benefit responsive.  Net appreciation includes the Plan’s gains and losses on investments sold as well as held during the year.

Purchases and sales of securities are recorded on a trade-date basis.  Dividends are recorded on the ex-dividend date.

Payments of benefits:  Benefits are recorded when paid.

Accounting estimates and assumptions:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

Current accounting developments:  In April 2009, the FASB issued Staff Position FAS 157-4, Determining Whether a Market is Not Active and a Transaction is Not Distressed.  The Staff Position provides guidelines for making fair value measurements more consistent with the principles presented in Statement of Financial Accounting Standard (SFAS) No. 157.  It provides guidance in determining whether a market is active or inactive, whether a transaction is distressed, applies to all assets and liabilities, and requires additional disclosures. Staff Position 157-4 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  Accordingly, this Staff Position is effective for the Plan beginning in 2009.  The Plan does not expect the adoption of this Staff Position to have a material impact on the financial statements.

Note 3.	Administrative Expenses

Certain administrative functions are performed by officers and employees of the Company.  No such officer or employee receives compensation from the Plan.  Certain other administrative expenses are paid directly by the Plan or the Company.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 4.	Investments

The following table presents Plan investments that represent 5% or more of the Plan’s net assets:

	December 31,
	2008	2007
Pooled separate accounts:
Principal Government and High Quality Bond Securities Separate Account	$685,444	$	*
Principal Large-Cap Stock Index Separate Account	688,510		1,058,581
Principal Lifetime 2010 Separate Account	744,914		2,054,674
Principal Partners Large-Cap Growth II Separate Account	*		1,002,346
Principal Partners Large-Cap Value Separate Account	709,205		1,164,501
Principal Partners International I Separate Account	636,169		1,342,569
Principal U.S. Property Separate Account	741,362		1,380,519
Common/collective trust:
Principal Stable Value Fund, at fair value	1,116,852		*
Common stock, West Bancorporation, Inc.	3,225,696		3,332,029

*  Balance less than 5% of Plan’s net assets.

During the year ended December 31, 2008, the Plan’s investments in pooled separate accounts, common\collective trust (estimated fair value), common stock, and mutual funds (quoted market price) (including investments bought, sold and held during the year) appreciated (depreciated) in value as follows:

Net Appreciation
(Depreciation) in Fair Value

Mutual funds	$(465,417)
Common/collective trust	28,061
Pooled separate accounts	(3,304,089)
Common stock	(211,926)
$(3,953,371)

Note 5.	Fair Value Measurements

SFAS No. 157, Fair Value Measurements, requires disclosure for those assets and liabilities carried in the balance sheet on a fair value basis.  In October 2008, the FASB issued Staff Position (FSP) No. 157-3, Determining the Fair Value of a Financial Asset in a Market that is not Active, which amended SFAS No. 157.  The FSP clarified how the fair value of a financial instrument is determined when the market for that financial asset is inactive.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The Plan’s statement of net assets available for benefits contains Plan investments that are recorded at fair value on a recurring basis.  SFAS No. 157 requires that assets and liabilities carried at fair value be classified and disclosed according to the process for determining fair value.  There are three levels of determining fair value.

Level 1 uses quoted market prices in active markets for identical assets or liabilities.

Level 2 uses observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 uses unobservable inputs that are not corroborated by market data.

When available, quoted market prices are used to determine the fair value of Plan investments and these assets are classified within Level 1 of the fair value hierarchy.  For the Plan, Level 1 includes mutual funds and West Bancorporation, Inc. common stock.  For Plan investments in most pooled separate accounts and common/collective trusts, fair value is determined based on the value reported to the Plan by the insurance company, which represents the approximate fair value of the underlying investments comprising the trusts or accounts.  Plan investments measured at fair value by such methods are classified as Level 2.  Certain Plan investments are not valued based on observable transactions and are, therefore, classified as Level 3.  The fair value of these Plan investments is based on the insurance company’s best estimates.

The following table presents the balances of assets and liabilities measured at fair value on a recurring basis by level as of December 31, 2008:

		Quoted Prices
		in Active Markets	Significant Other	Significant
		for Identical Assets	Observable Inputs	Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments	$11,807,180	$4,098,207	$6,967,611	$741,362
Total	$11,807,180	$4,098,207	$6,967,611	$741,362

The following table presents changes in investments with significant unobservable inputs (Level 3) for the year ended December 31, 2008:

Investments
Beginning balance	$1,380,519
Contributions	175,457
Net depreciation in fair value of investments	(119,387)
Benefits paid to participants	(162,497)
Transfers to other investments	(532,695)
Other	(35)
Ending balance	$741,362

The table above consists of the U.S Property Separate Account.  The underlying assets of this account consist of commercial real estate properties held by the insurance company which are not traded frequently.  Fair value represents the insurance company’s estimate of the value of the underlying property.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 6.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts.

Note 7.	Income Tax Status

The IRS has determined and informed the Company, by letter dated April 6, 2006, that the Plan is qualified and the trust established under the Plan is tax-exempt under the appropriate sections of the Internal Revenue Code (Code).  The Plan has been amended since receiving the determination letter.  However, the Plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

Note 8.	Related-Party Transactions

The Plan held 263,322 and 255,524 shares of West Bancorporation, Inc.’s common stock as of December 31, 2008 and 2007, respectively, with a fair value of $3,225,696 and $3,332,029, respectively.

During the year ended December 31, 2008, the Plan had purchases of $200,804 and sales of $94,444 from the Company’s common stock.  Dividend income from the Company’s common stock totaled $169,297.

Certain Plan investments are common/collective trusts and pooled separate accounts managed by Principal Life Insurance Company.  Principal Life Insurance Company is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

Note 9.	Reconciliation to Form 5500

The following table reconciles net assets per Form 5500 to the net assets available for benefits per the financial statements as of December 31, 2008:

Net assets per Form 5500	$12,126,072
Adjustment from fair value to contract value for fully benefit-responsive contracts	54,694
Net assets available for benefits per financial statements	$12,180,766

The following table reconciles net loss per Form 5500 to the net decrease in net assets per the financial statements for the year ended December 31, 2008:

Net loss per Form 5500	$(4,446,697)
Adjustment from fair value to contract value for fully benefit-responsive contracts	54,694
Net decrease per financial statements	$(4,392,003)

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Schedule H – Part IV, Line 4i

Schedule of Assets (Held at End of Year)
December 31, 2008

	Number of
	Shares/Units or
Description	Principal Amount	Fair Value

Pooled separate accounts:

*Principal Government and High Quality Bond Securities Separate Account	33,205	$685,444
*Principal Large-Cap Stock Index Separate Account	19,759	688,510
*Principal Lifetime Strategic Income Separate Account	43,163	493,384
*Principal Lifetime 2010 Separate Account	68,048	744,914
*Principal Lifetime 2020 Separate Account	47,521	525,538
*Principal Lifetime 2030 Separate Account	16,407	176,066
*Principal Lifetime 2040 Separate Account	7,642	81,454
*Principal Lifetime 2050 Separate Account	10,181	103,907
*Principal Partners International I Separate Account	26,266	636,169
*Principal Partners Large-Cap Growth II Separate Account	76,938	516,697
*Principal Partners Large-Cap Value Separate Account	75,276	709,205
*Principal Partners Mid-Cap Value Separate Account	25,049	257,798
*Principal Partners Small-Cap Value I Separate Account	16,458	231,673
*Principal U.S. Property Separate Account	1,235	741,362

Common/collective trust, *Principal Stable Value Fund	68,279	1,116,852

Mutual funds:
American Century Vista Advisor Fund	24,452	263,345
Fidelity Advisor Small-Cap T Fund	30,783	516,227
WB Capital Bond Fund	9,732	92,939

Common stock, *West Bancorporation, Inc.	263,322	3,225,696

		$11,807,180

*  Represents a party-in-interest.